Exhibit 99.1

NEWS

CONTACTS:		FOR IMMEDIATE RELEASE

Investors

Media

Josh Hirsberg

Robert W. Stewart

702.699.5269

702.699.5043

hirsbergj@parkplace.com	stewartr@parkplace.com

Park Place reports financial results for first quarter 2003

Las Vegas, May 1, 2003 — Park Place Entertainment Corporation (NYSE: PPE) today reported financial results for the quarter ended March 31, 2003.

First Quarter 2003 Results

For the first quarter of 2003, Park Place reported net income of $41 million, or $0.14 per diluted share, including pre-opening expenses of $1 million.

That compares to net income before the cumulative effect of accounting change of $40 million, or $0.13 per diluted share, for the first quarter of 2002. Including the effect of the accounting change, related to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” the company reported a net loss of $(939) million, or $(3.09) per diluted share, for the first quarter of 2002.

Net revenue for the first quarter of 2003 was equal to the $1.143 billion in net revenue reported for the first quarter of 2002. First quarter EBITDA — earnings before interest, taxes, depreciation and amortization and pre-opening expense — was $274 million, down slightly from the $279 million recorded in the year-ago quarter.

Operating costs and expenses were $863 million, compared to $862 million in the first quarter of 2002.

Solid Performance

“In a difficult environment, Park Place turned in a solid first quarter performance. Poor weather in February also affected our results in the East and Mid-South, but we kept the lid on expenses and posted a slight increase in net income on flat revenue. That was largely because of a strong performance in the Western Region,” said Park Place President and Chief Executive Officer Wallace R. Barr.

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“During the quarter, we made important progress in executing key elements of our strategic plan. The new Celine Dion show opened at The Colosseum at Caesars Palace to capacity crowds. We launched major new restaurants and other attractions in Las Vegas and Atlantic City.

“Construction began on the expansion of the Forum Shops in Las Vegas. We led the industry in rolling out ‘ticket-in, ticket-out’ slot technology across the country. And we put the finishing touches on the second phase of our Connection Card customer loyalty program, which debuts this month,” Barr added.

First Quarter Highlights

In the first quarter of 2003:

•      The Western Region reported EBITDA of $116 million, up 10 percent from the $105 million recorded in the first quarter of 2002. The most significant improvement was at Caesars Palace, where EBITDA rose 65 percent, to $28 million. The EBITDA margin in the West rose to 23 percent from 22 percent in the first quarter of 2002.

•      The Mid-South Region reported a seven percent decrease in EBITDA, to $65 million, largely because of bad weather and a higher effective tax rate in Indiana. The EBITDA margin in the Mid-South was 24 percent, down slightly from 25 percent in the first quarter of 2002.

•      Eastern Region EBITDA was $90 million, down seven percent from the year-ago quarter, due primarily to poor weather in February. The EBITDA margin was 26 percent, down from 27 percent in the year-ago quarter.

•      “A New Day…” starring Celine Dion opened on March 25 at The Colosseum at Caesars Palace in Las Vegas. Each of the 25 shows performed to date has been sold out and demand continues to be strong for the remainder of the shows currently on sale, through the end of September.

•      New dining and nightlife venues debuted in Las Vegas and Atlantic City. They included Bradley Ogden and Cypress Street Marketplace at Caesars Palace, the pan-Asian restaurant Ah Sin and ultra lounge Risqué at Paris Las Vegas and The Blue Martini at Bally’s Atlantic City.

•      The Simon Group broke ground on the latest expansion of The Forum Shops at Caesars Palace, one of the highest-yielding shopping venues in North America.

•      The company led the industry in rolling out “ticket-in, ticket-out” slot technology. At the end of the first quarter, Park Place had installed and activated 10,000 “ticket-in, ticket-out” machines across the United States and expects to more than double that total by year-end 2003.

•      The company paid down an additional $50 million of indebtedness, bringing its total debt to $4.86 billion as of March 31, 2003. Since the beginning of 2002, the company has reduced debt balances by approximately $450 million.

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•      Ongoing efforts to drive online room reservations continued to show positive results. On the Las Vegas Strip, 24 percent of all “free and independent” travelers who made room reservations in the first quarter booked those rooms directly through a Park Place web site.

•      The Work Smart program continued to deliver cost reductions in targeted categories. Designed to create operating efficiencies within the company’s largest properties, the program reduced expenses in the targeted categories by $15 million in the quarter.

“Fundamental weakness in the economy, aggravated by the war in Iraq, made revenue increases hard to achieve in the first quarter, and we expect these challenges to continue,” said Park Place Executive Vice President and Chief Financial Officer Harry C. Hagerty.

“In this environment, cost control is critically important, and the initiatives begun last year have helped us maintain profitability. Of the $94 million in Work Smart opportunities identified last year, we have realized $57 million. More importantly, we have started new programs to seek additional savings, especially in the areas of labor and energy utilization,” Hagerty added.

Western Region

EBITDA in the Western Region was $116 million in the first quarter of 2003, up 10 percent from the $105 million reported for the first quarter of 2002. Despite lower gaming volumes, Western Region properties generally benefited from higher room rates and strong occupancy.

First quarter results improved significantly at Caesars Palace, where quarterly EBITDA was $28 million, up 65 percent from the $17 million reported in the quarter ended March 31, 2002.  The improvement was due to increased table volumes and a more normalized table hold, as well as cost reductions. The EBITDA margin at Caesars Palace rose to 23 percent from 15 percent in the first quarter of 2002.

Following the opening of the Celine Dion show, “A New Day…,” the property has recorded significant increases in important property operating metrics, compared to the three-month period prior to the show’s opening.

The average daily number of visitors is up 33 percent, the average daily food and beverage revenue rose 35 percent and the average daily gaming volume increased 23 percent. For the weeks Celine is performing, assuming normalized slot and table hold, these results translate into incremental daily revenue of  approximately $200,000, compared to the three months before opening.

Work continues on additional attractions and amenities at Caesars, including the outdoor Roman plaza- a new gateway to the property from the Four Corners; a new interior connector linking the main casino entrance with the Colosseum; and new restaurants and nightclubs. Each of those projects is scheduled to be completed by the end of 2003.

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EBITDA at Paris/Bally’s equaled the $46 million reported for the year-ago quarter. A decrease in gaming volume was offset by increased hotel occupancy and room rates.  Revenue per available room (RevPAR) rose eight percent in the quarter. Results at the property would have been better except for an unusually low table hold percentage.

The Flamingo Las Vegas reported first quarter EBITDA of $25 million, up from $22 million in the first quarter of 2002. While slot and table win were essentially even with last year, the property experienced a significant increase in revenue from hotel operations. The average daily room rate increased 15 percent and occupancy rose five occupancy points from the first quarter of 2002, increasing RevPAR by 20 percent. The EBITDA margin at the Flamingo was 33 percent, up from 31 percent in the year-ago quarter.

Other Nevada properties — the Las Vegas Hilton, Reno Hilton, Caesars Tahoe and Flamingo Laughlin — recorded combined EBITDA of $17 million for the first quarter, down 15 percent from $20 million for the first quarter of 2002.

Eastern Region

EBITDA from Park Place’s three Atlantic City casino resorts and management fees from its Dover Downs slot operation was $90 million, down seven percent from the $97 million reported for the first quarter of 2002.  The results largely reflect lower visitation due to unfavorable weather conditions, especially in February.

EBITDA at Bally’s Atlantic City was $38 million, down 12 percent from the $43 million reported for the first quarter of 2002. The decline resulted largely from lower slot volumes and a lower slot hold percentage. Both the 2003 and 2002 figures include results from The Claridge Casino Hotel, which was merged with Bally’s Atlantic City in December 2002.

At Caesars Atlantic City, EBITDA for the first quarter was $38 million, down five percent from the $40 million recorded in the first quarter of 2002, due largely to lower slot hold and table volumes.

The Atlantic City Hilton produced EBITDA of $13 million for the first quarter, up from $12 million for the year-ago quarter.

Mid-South Region

Park Place’s seven casino resorts in Indiana, Mississippi and Louisiana reported first quarter EBITDA of $65 million, down seven percent from the $70 million recorded in the first quarter of 2002. Poor weather and a higher effective tax rate in Indiana were the largest contributors to the decline.

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Caesars Indiana reported first quarter EBITDA of $17 million, down from $19 million in the first quarter of 2002. The most significant impact on EBITDA was an increase in the effective gaming tax rate in Indiana, from 20 percent in the first quarter of 2002 to 29 percent in the first quarter of 2003. Slot win at the property rose seven percent due to higher slot volumes. RevPAR rose 12 percent due to increased rate and occupancy.

On the Gulf Coast, Grand Casino Biloxi reported EBITDA of $12 million, down from $13 million reported for the first quarter of 2002. Grand Casino Gulfport posted EBITDA of $11 million, down from $12 million reported for the first quarter of 2002. Both Gulf Coast properties experienced lower gaming volumes.

In northern Mississippi, Grand Casino Tunica reported EBITDA of $12 million, down from $13 million in the year-ago quarter. EBITDA at Park Place’s two other Tunica properties was $13 million, up from $12 million in the first quarter of 2002. Those results were driven by improved EBITDA margins at Sheraton Tunica.

International

Park Place’s eight international properties reported combined EBITDA of $20 million, compared to $24 million for the quarter ended March 31, 2002. The decrease was due largely to the disposition of the company’s ownership interest in Jupiters Limited.  The company retained management agreements with Jupiters Limited and recognizes ongoing management fees.

Capital Expenditures

The company invested $76 million of capital during the first quarter of 2003. Maintenance expenditures were $35 million and investments in growth projects were $41 million.

The company discusses its capital expenditure program in terms of a capital expenditure ‘backlog,’ which is defined as all capital expenditures approved by the company’s Board of Directors that have not yet been spent.

At the beginning of 2003, the company’s capital expenditure backlog was $623 million. During the first quarter, an additional $5 million of expenditures was approved and $76 million of capital was spent, leaving the current backlog of $552 million. The company expects to spend $450 to $500 million of capital this year, largely on maintenance projects throughout the company and on the completion of projects underway at Caesars Palace.

The company continues to review the addition of a room tower at Caesars Palace in Las Vegas. Consideration of a new room tower at Caesars Atlantic City has been suspended pending a final decision on increased taxes in New Jersey.

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Other Items

Depreciation and Amortization in the quarter was $115 million, compared to $117 million in the prior year’s quarter.

Pre-opening expense was $1 million, related to the premier of “A New Day….” starring Celine Dion at The Colosseum at Caesars Palace on March 25, 2003.

Corporate expense in the first quarter was $17 million, equal to the amount reported for the first quarter of 2002.

Equity in earnings of unconsolidated affiliates was $9 million for the first quarter of 2003, compared to $12 million for the first quarter of 2002. The decrease is primarily related to the disposition of the company’s ownership interest in Jupiters Limited.

Net interest expense in the quarter was $83 million, down from $89 million in the first quarter of 2002, due to lower debt balances and lower interest rates on floating rate debt. Capitalized interest was $2 million in the first quarter, equal to the $2 million reported in the year-ago quarter. Quarterly interest income was $2 million compared to $1 million in the first quarter of 2002.

The effective tax rate in the first quarter was 42.5 percent compared to 40.0 percent in the first quarter of 2002.

Share repurchases — There were no share repurchases in the quarter.

Balance Sheet

As of March 31, 2003, the company had a cash balance of $323 million and total debt of $4.86 billion, down from $4.91 billion at year-end 2002.  The company had $1.3 billion undrawn on its credit facilities. The number of diluted shares outstanding was 302 million for the first quarter of 2003.

Guidance

The company is providing the following guidance based on the current regulatory, tax, competitive, economic and geopolitical environment and current expectations of our properties’ performances.  Changes in any of these factors as well as other factors that may or may not be currently known to management will affect this guidance.

Guidance will be revised when management becomes aware that financial results have been affected and reasonably believes that the company will no longer achieve the guidance range outlined below.

The guidance for EBITDA and adjusted diluted earnings per share are non-GAAP financial measures. These measures exclude certain items from operating expenses.

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In the past, examples of items that have not been included in EBITDA or adjusted diluted earnings per share are pre-opening expenses, asset impairments and write-downs, investment gains and losses and contract and litigation settlements.

The current guidance is provided in the context of the company’s April performance, which has been lower relative to internal expectations. April performance has been affected by lower table game volumes and hold percentages in the Western Region, an eight percent decline in RevPAR at the company’s Las Vegas Strip properties and lower slot hold in Atlantic City.

It is premature to determine whether the April performance was related to the war in Iraq and therefore short-lived or related to more general economic conditions and therefore more likely to endure. As a result, the company’s guidance for the balance of 2003 remains cautious.

	Second Quarter 2003	Full Year 2003
EBITDA (in millions)	$245 - $265	$1,030 - $1,075
Adjusted diluted EPS	$0.07 - $0.11	$0.40 - $0.48

Investor Conference Call

Park Place has scheduled an investor conference call for today at 8:00 a.m. PDT (10:00 a.m. CDT and 11:00 a.m. EDT). The call can be accessed by calling 1-877-226-4294 or by visiting the Park Place web site at www.parkplace.com and selecting the Investor tab. A replay of the conference call is available through May 8, 2003 by calling 1-800-642-1687 (reservation number 9914829) or by visiting the Park Place web site.

EBITDA Calculation

EBITDA is earnings before interest, taxes, depreciation and amortization (including depreciation from unconsolidated subsidiaries) and pre-opening expense. EBITDA is presented as a supplemental disclosure because this is how the company reviews and analyzes the performance of its properties. EBITDA is used widely within the gaming industry as a measure of performance and of the value of gaming companies.

This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, such as operating income, net income or net cash provided by operating activities.

Park Place’s calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be limited. The company has included a schedule that reconciles operating income to EBITDA in the tables that accompany this release.

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About Park Place

Park Place Entertainment is one of the world’s leading gaming companies. Park Place owns, manages or has an interest in 27 gaming properties operating under the Caesars, Bally’s, Flamingo, Grand Casinos, Hilton and Paris brand names with a total of approximately two million square feet of gaming space, 29,000 hotel rooms and 54,000 employees worldwide.

Additional information on Park Place Entertainment can be accessed through the company’s web site at www.parkplace.com.

NOTE:  This press release contains “forward-looking statements” within the meaning of the federal securities law, which are intended to qualify for the safe harbor from liability provided there under. All statements which are not historical statements of fact are “forward-looking statements” for purposes of these provisions and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements include all financial projections, including projections of revenue, market share, earnings, EBITDA,  free cash flow, statements of management’s plans, objectives or expectations of future economic performance, statements regarding new developments or opportunities, statements of belief, and/or statements regarding anticipated construction, development, or acquisition. Additional information concerning potential risk factors that could affect the company’s future performance are described from time to time in the company’s reports filed with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2002.  The reports may be viewed free of charge at the following website: www.sec.gov. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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Financial tables follow

PARK PLACE ENTERTAINMENT

Summary Statements of Operations

(Amounts in millions, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2003	2002

Net revenue	$1,143	$1,143

Operating costs and expenses	863	862
Depreciation and amortization	115	117
Pre-opening expense	1	—
Corporate expense	17	17
Total costs and expenses	996	996

Equity in earnings of unconsolidated affiliates	9	12

Operating income	156	159

Net interest expense	83	89

Income before taxes, minority interest and cumulative effect of accounting change	73	70

Income tax provision	31	28
Minority interest, net	1	2

Income before cumulative effect of accounting change	41	40

Cumulative effect of accounting change	—	(979)

Net income (loss)	$41	$(939)

Basic income (loss) per share
Income before cumulative effect of accounting change	$0.14	$0.13
Cumulative effect of accounting change	—	(3.24)
Net income (loss)	$0.14	$(3.11)

Diluted income (loss) per share
Income before cumulative effect of accounting change	$0.14	$0.13
Cumulative effect of accounting change	—	(3.22)
Net income (loss)	$0.14	$(3.09)

Weighted average shares outstanding
Basic	301	302
Diluted	302	304

PARK PLACE ENTERTAINMENT

Property Operating Information

(Amounts in millions)
(unaudited)

	Three Months Ended March 31, 2003						Three Months Ended March 31, 2002
	Net Revenue	Operating Income	Depreciation and Amortization	Pre- opening Expense	Depreci- ation from Unconsol- idated Affiliates	EBITDA	Net Revenue	Operating Income	Depreciation and Amortization	Pre- opening Expense	Depreci- ation from Unconsol- idated Affiliates	EBITDA
WESTERN REGION
Paris/Bally’s	$166	$29	$17	$—	$—	$46	$161	$28	$18	$—	$—	$46
Caesars Palace	122	15	12	1	—	28	112	6	11	—	—	17
Flamingo Las Vegas	76	19	6	—	—	25	70	15	7	—	—	22
Las Vegas Hilton	57	2	5	—	—	7	57	4	4	—	—	8
Reno Hilton	30	(1)	3	—	—	2	28	—	3	—	—	3
Caesars Tahoe	23	1	2	—	—	3	23	(1)	3	—	—	2
Flamingo Laughlin	28	3	2	—	—	5	29	5	2	—	—	7
	502	68	47	1	—	116	480	57	48	—	—	105
EASTERN REGION
Bally’s Atlantic City	157	22	16	—	—	38	163	27	16	—	—	43
Caesars Atlantic City	118	26	12	—	—	38	124	28	12	—	—	40
Atlantic City Hilton	69	7	6	—	—	13	68	6	6	—	—	12
Dover Downs	1	1	—	—	—	1	2	2	—	—	—	2
	345	56	34	—	—	90	357	63	34	—	—	97
MID-SOUTH REGION
Grand Biloxi	55	8	4	—	—	12	59	9	4	—	—	13
Grand Tunica	52	5	7	—	—	12	56	7	6	—	—	13
Caesars Indiana	71	10	7	—	—	17	68	12	7	—	—	19
Grand Gulfport	44	8	3	—	—	11	48	9	3	—	—	12
Sheraton Tunica	20	6	2	—	—	8	20	4	3	—	—	7
Belle of Orleans	15	1	—	—	—	1	16	1	1	—	—	2
Bally’s Tunica	17	4	1	—	—	5	17	4	1	—	—	5
Regional Overhead	—	(1)	—	—	—	(1)	—	(1)	—	—	—	(1)
	274	41	24	—	—	65	284	45	25	—	—	70

INTERNATIONAL and Other	22	9	9	—	2	20	22	12	9	—	3	24

CORPORATE	—	(18)	1	—	—	(17)	—	(18)	1	—	—	(17)

TOTAL	$1,143	$156	$115	$1	$2	$274	$1,143	$159	$117	$—	$3	$279

	Three Months Ended March 31, 2003					Three Months Ended March 31, 2002
	Table Hold %	Occupancy %	RevPAR (1)	APR (2)	ADR (3)	Table Hold %	Occupancy %	RevPAR (1)	APR (2)	ADR (3)
WESTERN REGION
Paris/Bally’s	12.3%	93.5%	$ 111	$ 118	$ 119	12.5%	91.4%	$ 103	$ 110	$ 113
Caesars Palace	16.5%	91.3%	$ 136	$ 156	$ 149	13.8%	93.6%	$ 135	$ 140	$ 145
Flamingo Las Vegas	17.1%	92.8%	$ 77	$ 84	$ 83	16.3%	88.0%	$ 64	$ 72	$ 72
Las Vegas Hilton	8.6%	89.4%	$ 90	$ 109	$ 101	14.2%	87.9%	$ 82	$ 98	$ 94
Reno Hilton	14.9%	78.1%	$ 53	$ 70	$ 68	18.4%	76.9%	$ 53	$ 69	$ 68
Caesars Tahoe	16.6%	84.8%	$ 110	$ 117	$ 130	15.7%	89.3%	$ 111	$ 113	$ 124
Flamingo Laughlin	17.3%	88.3%	$ 24	$ 29	$ 27	18.8%	88.5%	$ 25	$ 30	$ 28
	14.7%	90.1%	$ 90	$ 102	$ 99	14.0%	88.6%	$ 84	$ 94	$ 94

EASTERN REGION
Bally’s Atlantic City	15.9%	96.2%	$ 69	$ 75	$ 72	15.4%	95.3%	$ 72	$ 87	$ 76
Caesars Atlantic City	17.8%	97.7%	$ 83	$ 97	$ 85	16.8%	98.1%	$ 85	$ 103	$ 86
Atlantic City Hilton	17.2%	90.3%	$ 72	$ 82	$ 80	13.8%	95.9%	$ 76	$ 84	$ 79
	16.8%	95.4%	$ 74	$ 83	$ 78	15.6%	96.3%	$ 77	$ 90	$ 80

MID-SOUTH REGION
Grand Biloxi	13.8%	97.7%	$ 55	$ 59	$ 57	13.7%	97.9%	$ 59	$ 70	$ 60
Grand Tunica	17.2%	79.8%	$ 42	$ 51	$ 52	16.9%	82.5%	$ 43	$ 50	$ 52
Caesars Indiana	17.0%	89.7%	$ 65	$ 72	$ 72	18.0%	87.0%	$ 58	$ 64	$ 67
Grand Gulfport	13.6%	89.4%	$ 47	$ 50	$ 52	15.0%	91.5%	$ 50	$ 54	$ 55
Sheraton Tunica	14.8%	97.4%	$ 59	$ 56	$ 60	18.2%	93.9%	$ 74	$ 54	$ 79
Belle of Orleans	17.8%	n/a	n/a	n/a	n/a	17.6%	n/a	n/a	n/a	n/a
Bally’s Tunica	18.7%	89.9%	$ 34	$ 49	$ 38	19.9%	95.1%	$ 36	$ 44	$ 38
	15.7%	88.7%	$ 49	$ 55	$ 55	16.2%	89.9%	$ 51	$ 57	$ 57

(1)  RevPAR is defined as Revenue Per Available Room and is calculated by multiplying the Average Daily Rate by the Occupancy Percentage.

(2)  APR is Average Paying Rate and is calculated by dividing cash room revenue by cash rooms occupied.

(3)  ADR is Average Daily Rate and is calculated by dividing total room revenue by total rooms occupied.